EXHIBIT 5.1

April 3, 2019

Terra Tech Corp.

2040 Main Street, Suite 225

Irvine, California 92614

Attn: Derek Peterson, President and CEO

Re:	Terra Tech Corp.

Dear Mr. Peterson:

We have acted as counsel to Terra Tech Corp., a Nevada corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”) of the Company’s prospectus supplement, dated April 3, 2019 (the “Prospectus Supplement”), forming part of the Registration Statement on Form S-3, Registration No. 333-227219, initially filed by the Company with the Commission on September 7, 2018, as thereafter amended or supplemented, and declared effective on October 11, 2018 (the “Registration Statement”). The Prospectus Supplement relates to the proposed sale of 1,408,451 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), pursuant to that certain Securities Purchase Agreement, dated April 3, 2019, by and between the Company and the investor named therein (the “Securities Purchase Agreement”).

You have requested our opinion as to the matters set forth below in connection with the Prospectus Supplement. In connection with this opinion, we have examined and relied upon originals, or copies certified to our satisfaction, of such records, documents, certificates, opinions, memoranda, and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently sought to verify such matters.

In rendering this opinion, we have assumed without independent verification: (i) the genuineness and authenticity of all signatures on original documents; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity to originals of all documents submitted to us as copies; (iv) the accuracy, completeness and authenticity of certificates of public officials; (v) that each natural person signing any document reviewed by us had the legal capacity to do so; and (vi) the due authorization, execution, and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents.

Terra Tech Corp.

Attn:  Derek Peterson, President and CEO

April 3, 2019

In rendering this opinion, we examined the originals, or photostatic copies, among other documents, of (a) the Registration Statement and all exhibits thereto, (b) the Prospectus Supplement and the base prospectus, dated October 10, 2018, included in the Registration Statement (the “Base Prospectus”; and, together with the Prospectus Supplement, the “Prospectus”), (c) the Securities Purchase Agreement, and (d) such other records, documents, and instruments as we deemed relevant and necessary for purposes of the opinion stated herein.

Our opinion herein is expressed solely with respect to the federal laws of the United States and the Nevada General Corporation Law (including the statutory provisions and all applicable provisions of the Nevada Constitution and the reported judicial cases interpreting those laws currently in effect). Our opinion is based on these laws as in effect on the date hereof. We express no opinion as to whether the laws of any jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal, or state law, rule, or regulation relating to securities, or to the sale or issuance thereof. As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon oral or written statements and representations of officers or other representatives of the Company and others.

On the basis of, and in reliance on, the foregoing examination and subject to the assumptions, exceptions, qualifications, and limitations contained herein, we are of the opinion that, upon payment and delivery in accordance with the Securities Purchase Agreement approved by the Board of Directors of the Company, the Shares will be validly issued, fully paid, and nonassessable.

This opinion is for your benefit in connection with the Registration Statement and the Prospectus Supplement, constituting a part of the Registration Statement, and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K, dated the date of this letter, and to the reference to our firm under the caption “Legal Matters” in the Prospectus, constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement or the Prospectus, within the meaning of the term “expert,” as used in Section 11 of the Securities Act, or the rules and regulations promulgated thereunder, nor do we admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Securities, or the Prospectus, constituting a part of the Registration Statement.

Terra Tech Corp.

Attn: Derek Peterson, President and CEO

April 3, 2019

This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law. We bring to your attention that our legal opinions are an expression of professional judgment and are not a guarantee of result.

Very truly yours,

/s/ Baker & Hostetler llp